United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
March 26, 2010
Lender Processing Services, Inc.
(Exact name of Registrant as Specified in its Charter)
001-34005
(Commission File Number)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	26-1547801 (IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)
(904) 854-5100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURE
EX-99.1

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 26, 2010, Lender Processing Services, Inc. (the “Company”) entered into an employment agreement with Lee A. Kennedy, our Executive Chairman of the Board. The employment agreement provides for a three-year term expiring on December 31, 2012, and contains a provision for automatic annual extensions following the initial three-year period and continuing thereafter unless either party provides timely notice that the term should not be extended.
     The employment agreement provides that Mr. Kennedy will serve as our Executive Chairman, and will receive a minimum annual base salary of $250,000. Under his employment agreement, Mr. Kennedy’s annual cash bonus target under the Company’s annual incentive plan will be 100% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results.
     Under the employment agreement, Mr. Kennedy is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and he and his eligible dependents are entitled to medical and other insurance coverage the Company provides to its other top executives as a group. Mr. Kennedy is also entitled to customary executive benefits under his employment agreement, including participation in our equity incentive plans, and is subject to customary post-employment restrictive covenants.
     If, during the term of the employment agreement, (i) Mr. Kennedy’s employment is terminated by the Company for any reason other than “cause,” death or disability, or (ii) Mr. Kennedy terminates his employment for “good reason,” he will be entitled to receive the following compensation and benefits:
•	any earned but unpaid base salary and any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year;

•	a pro rated bonus based upon the bonus he would have earned in the year in which the termination occurs;

•	a lump-sum payment equal to 300% of the sum of Mr. Kennedy’s (1) annual base salary and (2) the highest annual bonus paid to Mr. Kennedy within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs;

•	immediate vesting and/or payment of all equity awards, except those awards that are based upon satisfaction of performance criteria, which shall vest only in accordance with their express terms; and

•	for as long as Mr. Kennedy pays the full monthly premiums for COBRA coverage, continued receipt of health and dental insurance benefits for a period of 3 years, reduced by comparable benefits he may receive from another employer, together with a lump sum cash payment equal to 36 monthly medical and dental COBRA premiums based on his level of coverage on the date of termination.
     For purposes of the employment agreement, a termination of employment by Mr. Kennedy for “good reason” includes, among others, a termination based on the occurrence, within six months immediately preceding or within two years immediately following a “change in control,” of:
•	a material adverse change in Mr. Kennedy’s status, authority or responsibility;

•	a change in the person to whom Mr. Kennedy reports that results in a material adverse change to his service relationship or the conditions under which he performs his duties;

•	a material adverse change in the position to whom Mr. Kennedy reports or a material diminution in the authority, duties or responsibilities of that position;

•	a material diminution in the budget over which Mr. Kennedy has managing authority; or

•	a material change in the geographic location of Mr. Kennedy’s principal place of employment.
     Consistent with the policy adopted by the Compensation Committee of our Board of Directors in May 2009, Mr. Kennedy’s employment agreement does not provide for an excise tax gross-up with respect to payments contingent upon a change in control.
     The foregoing summary of the terms of the employment agreement is qualified in its entirety by reference to Mr. Kennedy’s employment agreement, which is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
99.1	Employment Agreement between the Company and Lee A. Kennedy, dated March 26, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lender Processing Services, Inc.
Date: March 31, 2010	By:	/s/ Francis K. Chan
Francis K. Chan
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Employment Agreement between the Company and Lee A. Kennedy, dated March 26, 2010.